Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Five Star Quality Care, Inc. for the registration of $300,000,000 of securities and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the consolidated financial statements of Five Star Quality Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Boston, Massachusetts
January 25, 2005